Exhibit 23.3


                      CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Form S-8 dated June 3, 1996 pertaining to the Crossmann Communities, Inc. 401(k) Profit Sharing Plan of our report dated February 1, 1995, except for the 1995 Transaction portion of Note 5 to the 1994 financial statements as to which the date is March 28, 1995, with respect to the consolidated financial statements of Crossmann Communities, Inc. included in its Annual Reports on Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


ERNST & YOUNG, LLP
Indianapolis, Indiana
June 3, 1996